                                                                    Exhibit 10.8

                 SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

         This Agreement is made between Virginia P. Rebata ("Rebata") and LendingTree, Inc., including any of its parent, subsidiary, affiliated and related entities, and their past, present, or future directors, administrators, officers, employees, agents, attorneys, representatives and assigns (referred to collectively as "LendingTree").

                              REASONS FOR AGREEMENT

         1. Rebata and LendingTree are severing the employment relationship between them effective February 1, 2001; and

         2. LendingTree wishes to aid Rebata in her transition to new employment opportunities and resolve any potential disputes; and

         3. Rebata and LendingTree desire to resolve any claims that they may have against one another arising out of facts or events, known or unknown, occurring up to and including the date of execution of this Separation Agreement and Full and Final Release ("Agreement").

         Therefore, in consideration of the promises in this Agreement, Rebata and LendingTree agree as follows:

                                    AGREEMENT

         1. Payment. LendingTree will pay to Rebata the sum of Fifty Thousand and no/100 Dollars ($50,000.00) eight days after this Agreement is signed by Rebata. In addition, and commencing on the effective date of February 15, 2001, the Company will pay to Rebata on a bi-weekly basis the sum of four thousand one hundred sixty-six and 67/100 Dollars ($4,166.67), for a period of up to six (6) months or until Rebata accepts other employment, whichever occurs first. Payments made pursuant to this provision are subject to applicable tax withholding pursuant to Section 7 of this Agreement. Payment shall be made by a check made payable to Virginia P. Rebata. Payments shall only be made if Rebata executes this Agreement, and Rebata does not revoke this Agreement pursuant to Section 4, below. Rebata acknowledges that these payments include all monies due her in whatever form and for whatever reason (specifically including any earned bonus, and all accrued vacation time) and are in lieu of any other severance or termination payment to which she may be entitled under any other plan, arrangement or agreement sponsored or maintained by LendingTree providing severance or other employment termination benefits. Total payments under this Agreement shall not exceed one hundred thousand dollars and no cents ($100,000.00). Notwithstanding the foregoing limitation, Rebata shall be entitled to receive up to $10,000.00 of outplacement services, paid by LendingTree, from an outplacement organization approved by LendingTree.

         2. Insurance. Because Rebata's employment with the Company shall be terminated as of the date referenced above, and such termination shall constitute a "qualifying event" as defined by COBRA, Rebata shall have the right to continue her health care coverage under the Company's group health insurance plan in accordance with COBRA for a period of up to 18 months. If Rebata elects to continue coverage under COBRA, then during the continuation period and for a total of six months or until Rebata obtains other employment, whichever is sooner, the Company shall continue to pay the portion of the health care premiums that the Company was responsible for immediately before Rebata's termination of employment. After that six month period expires or if Rebata obtains other employment, whichever is sooner, in order to maintain COBRA coverage Rebata shall be responsible for timely payment of the entire COBRA health care premium for the remainder of the COBRA continuation period, if any.

         3. General Release. Rebata agrees for herself and her successors in interest to release LendingTree from all claims, demands, and causes of action of every kind that may exist as of the date of this Agreement, whether known or unknown to Rebata, including but not limited to those arising out of Rebata's employment with LendingTree or the termination of her employment, alleging the breach of express or implied contract or covenant of good faith and fair dealing, alleging retaliation or violation of public policy, based upon any theory of unintentional, negligent, or intentional tort, or arising under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law. Rebata further agrees that if she attempts to avoid or set aside the terms of this general release, or if LendingTree successfully asserts this general release as a defense or bar to any claim asserted by Rebata, she shall be liable for the costs and attorneys fees of LendingTree in defending such claims or asserting such defense based on this general release.

         LendingTree likewise agrees to release Rebata from all claims, demands, and causes of action of every kind that may exist as of the date of this Agreement, whether known or unknown to LendingTree.

         4. Age Discrimination Release Notification. This Agreement includes a release of all charges, claims, demands, and causes of action under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of 29 U.S.C. ss.626(f), Rebata acknowledges that she has been advised:

                  (a) that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this Agreement;

                  (b) to consult with an attorney and/or other advisor of her choosing concerning her rights and obligations under this Agreement;

                  (c) to fully consider this Agreement before executing it;

                  (d) that she has been given a period of twenty-one (21) days to review and consider this Agreement, and that this period will expire at the close of business on March 1, 2001. Rebata further understands that if she desires to enter into this Agreement, she is to sign it where indicated below, before a notary public, and deliver it to Keith Hall, Chief Financial Officer of LendingTree, before the close of business on March 1, 2001. The Agreement will then become effective and enforceable unless Rebata revokes it by following the procedures in subparagraph (e) of this section. If Rebata does not sign this Agreement and deliver it to Keith Hall before the close of business on March 1, 2001, this Agreement will not be effective or enforceable, and Rebata will not receive the consideration provided by the Company that supports this Agreement.

                  (e) that Rebata may revoke this Agreement within seven (7) days after executing it. If the Agreement is revoked, this is to be accomplished by delivering a written notice to Keith Hall, Chief Financial Officer of LendingTree. For this revocation to be effective, that notice must be received no later than seven (7) days after the date on which Rebata executes this Agreement. If Rebata revokes this Agreement, it will not be effective or enforceable, and Rebata will not receive the consideration provided by the Company that supports this Agreement.

         5. No Further Claims. Rebata represents and warrants that she will not at any time now or in the future file any complaints, charges or lawsuits against LendingTree that may have been or could be made to, filed with, or brought before any private or governmental agencies, commissions, or courts regarding any claims, demands, allegations, or causes of action of any kind that may exist as of the date of this Agreement, whether known or unknown to Rebata.

         6. Confidentiality Agreement. Rebata agrees to keep the fact, amount, and terms of this Agreement in strict confidence and not to disclose such matters to any other person, organization, association, body, or entity, however described, unless and only to the extent she has been authorized in writing by LendingTree to make such disclosure or is compelled to do so by legal requirement, judicial process, or direction of any court, governmental agency, or commission. The only and express exception to this non-disclosure provision is that Rebata may discuss this Agreement with her spouse, attorney, tax advisor, and the applicable taxing authorities, provided that Rebata inform said persons of this non-disclosure provision prior to any such disclosure and that said persons agree to be bound by this non-disclosure provision.

         7. Taxes. It is understood that LendingTree's payment pursuant to this Agreement is subject to federal, state, or local taxation or withholding by LendingTree.

         8. Incentive Stock Options. Consistent with LendingTree's incentive stock option plans and any stock option grant agreements between the Company and Rebata, all of Rebata's unvested stock options shall be deemed terminated as of February

1, 2001. Rebata shall retain the right, for a period of ninety (90) days (which period shall commence on February 1, 2001), to exercise all options that are vested as of February 1, 2001. After the exhaustion of said ninety day period, the right to exercise vested options shall terminate.

         9. Letter of Reference. Should Rebata desire an employment reference from LendingTree, Rebata agrees that any request for references will be directed in writing to the Chief Financial Officer of LendingTree. Rebata agrees that a letter of reference that contains the dates of her employment and the positions held shall be a satisfactory reference. This Agreement does not affect the right of LendingTree, its agents or employees, to respond to any inquiry concerning Rebata's employment or impose any obligation on LendingTree other than furnishing the above-referenced letter.

         10. Severability. If any portion of this Agreement is void or deemed unenforceable for any reason, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

         11. Entire Agreement. Rebata acknowledges that she has been fully advised to consult an attorney as to the terms and provisions of this Agreement. Rebata acknowledges that in executing this Agreement she does not rely and has not relied upon any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement. Rebata represents that she has had the opportunity to consult competent legal counsel of her own choosing before signing this Agreement, has carefully read the Agreement, and has been fully and fairly advised as to its terms. Rebata further represents and warrants that she has been given adequate time to consider this Agreement before executing it and that she executes this Agreement as her own free act and deed.

         12. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of North Carolina, without regard to its conflict of laws rules.

         WHEREFORE, Rebata and LendingTree, by their signatures below, acknowledge that there exist no other promises, representations or agreements relating to this settlement, except as specifically set forth herein.


                                                     DATE:
------------------------------------                      ----------------------
VIRGINIA P. REBATA


                                                     DATE:
------------------------------------                      ----------------------
LENDINGTREE, INC.
KEITH B. HALL, SENIOR VICE PRESIDENT
& CHIEF FINANCIAL OFFICER

STATE OF NORTH CAROLINA
COUNTY OF MECKLENBURG

         On this ______ day of __________________, 2001, before me, a Notary
Public in and for said jurisdiction, personally appeared Virginia P. Rebata, to me known to be the same person described in and who executed the within instrument, who acknowledged the same to be her free act and deed.


                                            -----------------------------------
                                            Notary Public

                                            My Commission expires: ____________